EXHIBIT 99.6
March 28, 2002


Robert K. Herdman
Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C.  20549


Dear Mr. Herdman:


As it relates to the audit of the consolidated financial statements of Southern Indiana Gas and Electric Company, Inc. as of and for the year ended December 31, 2001 included in this Form 10-K, Arthur Andersen LLP (Arthur Andersen) has represented to us that this audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.


Sincerely,


/s/ Niel C. Ellerbrook
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Niel C. Ellerbrook
Chairman and Chief Executive Officer
Southern Indiana Gas and Electric Company